AMENDMENT TO CUSTODIAN CONTRACT

     This Amendment to the Custodian Contract is made as of June 1, 1999, by and between Alliance Premier Growth Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

     WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of August 20, 1992 (as amended and in effect from time to time, the "Contract"); and

     WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to accommodate the Custodian's delegation of sub-custody responsibilities to its affiliate, State Street Trust Company Canada;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I.   Paragraph 3.10 is hereby amended to read as follows:

     3.10 Liability of Custodian. The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth with respect to sub-custodians generally in this Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository, or a branch of a U.S. bank as contemplated by paragraph 3.13 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism or any loss where the sub-custodian has otherwise exercised reasonable care. Notwithstanding the foregoing provisions of this paragraph 3.10, (i) in delegating custody duties to State Street London Ltd., the Custodian shall not be relieved of any responsibility to the Fund for any loss due to such delegation, except such loss as may result from
          (a) political risk (including, but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) or (b) other losses (excluding a bankruptcy or insolvency of State Street London Ltd. not caused by political risk) due to Acts of God, nuclear incident or other losses under circumstances where the Custodian and State Street London Ltd. have exercised reasonable care; and (ii) the delegation by State Street Bank and Trust Company to its affiliate, State Street Trust Company Canada, of sub-custody duties in Canada shall not relieve State Street Bank and Trust Company of any responsibility for any loss due to the delegation to State Street Trust Company Canada, except (a) such loss as may result from political risk (e.g., exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) and (b) other losses (excluding losses resulting from a bankruptcy or insolvency of State Street Trust Company Canada not caused by political risk) under circumstances where State Street Bank and Trust Company and State Street Trust Company Canada have exercised reasonable care (including, without limitation, Acts of God, nuclear incident and the like).

II. In all respects not inconsistent herewith, the Contract is hereby ratified and affirmed.


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

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.


STATE STREET BANK AND TRUST COMPANY


           /s/ Jean S. Carr                           /s/ Ronald E. Logue
           ---------------------                       ------------------
        Name:  Jean S. Carr                        Name:  Ronald E. Logue
       Title:  Associate Counsel                  Title:  Vice Chairman




WITNESSED BY:                                 ALLIANCE PREMIER GROWTH FUND, INC.


           /s/ Mary Ann Milley
           ------------------------
        Name:  Mary Ann Milley
       Title:  Legal Administrative


           /s/ Edmund P. Bergen, Jr.
           -------------------------
        Name:  Edmund P. Bergen, Jr.
       Title:  Secretary Officer

                                   Schedule A
                                 17f-5 Approval


The Board of Directors of ALLIANCE PREMIER GROWTH FUND, INC. #6456 has approved certain foreign banking institutions and foreign securities depositories within State Street's Global Custody Network for use as subcustodian for the Fund's securities, cash and cash equivalents held outside of the United States. Board approval is as indicated by the Fund's Authorized Officer:



    Country               Subcustodian                  Central Depository
--------------------------------------------------------------------------------
    Canada            State Street Trust            The Canada Depository for
                       Company Canada                Securities Limited (CDS)
--------------------------------------------------------------------------------



         Certified by:
           /s/ Domenick Pugliese                      as of March 15, 1999
         -------------------------                    --------------------
         Fund's Authorized Officer                            Date
         Domenick Pugliese





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